Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our reports dated February 25, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Masimo Corporation on Form 10-K for the year ended December 28, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on Form S-3 (File No. 333-262770) and on Forms S-8 (File No. 333-219207, and File No. 333-240152).

/s/ GRANT THORNTON LLP
Newport Beach, California
February 25, 2025